Exhibit 99.1

Bob Miller	Phil Bourdillon/Gene Heller
Ceradyne Diaphorm	Silverman Heller Associates
(603) 893-0992	(310) 208-2550

Ceradyne Diaphorm Receives $9.5 Million Order for
“Seamless Ballistic®” Helmet Components

Costa Mesa, California—September 8, 2011—Ceradyne, Inc. (NASDAQ: CRDN) announced that it has received orders for $9.5 million for its Seamless Ballistic® helmet components.  Ceradyne’s customer will enhance these components with various upgrades and in turn will ship them to certain elite military units worldwide. This order will be produced at Ceradyne’s wholly owned subsidiary Ceradyne Diaphorm in Salem, New Hampshire. Shipments will begin immediately with the bulk of the order scheduled for 2012 shipment.

Bob Miller, General Manager of Ceradyne Diaphorm, commented:  “We are very pleased to have received this order from a valued, long-time customer of Ceradyne Diaphorm. Although this is not the enhanced combat helmet (ECH) which is currently in advanced testing, nevertheless it is a significant order for Ceradyne Diaphorm and is illustrative of a potentially broad market here and with our allies for the Ceradyne Diaphorm proprietary helmet technology.”

About Ceradyne, Inc.
Ceradyne develops, manufactures, and markets advanced technical ceramic products and components for defense, industrial, energy, automotive/diesel, and commercial applications. In many high performance applications, products made of advanced technical ceramics meet specifications that similar products made of metals, plastics or traditional ceramics cannot achieve. Advanced technical ceramics can withstand extremely high temperatures, combine hardness with light weight, are highly resistant to corrosion and wear, and often have excellent electrical capabilities, special electronic properties and low friction characteristics. Additional information about the Company can be found at http://www.ceradyne.com.

Forward-Looking Statements
Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and its Quarterly Reports on Form 10-Q as filed with the U.S. Securities and Exchange Commission.

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